Exhibit 99.1

               Gulf Resources, Inc. Reports 2006 Financial Results

LOS ANGELES, CALIFORNIA and SHENZHEN, CHINA, April 2, 2007 - Gulf Resources, Inc. (the "Company") (OTC Bulletin Board: GUFR) a leading producer of Bromine and crude salt in China through its wholly-owned subsidiary Shuoguang City Haoyuan Chemical Company Limited (SCHC), announced today operating results for the year ending December 31, 2006.

The company's financial results reflect full year pro forma revenues and profits for its operating company SCHC, which was acquired by Gulf Resources, Inc., formerly Diversifax, Inc. in December 2006. The results reported for the fiscal year 2005 reflect the operating results of SCHC.

These results exclude any contribution from the February 2007 acquisition of Shouguang Yuxin Chemical Industry Company Limited ("SYCI"), a manufacturer of chemical products utilized by customers in the oil and gas distribution, oil field drilling, wastewater processing, and paper manufacturing industries. Pro forma results including the operations of SYCI, can be found in the Company's 8-K filed with the Securities and Exchange Commission on February 9, 2007.

Net sales for 2006 were $17.8 million which was derived exclusively from the sale of bromine. During 2006 the Company's two largest customers accounted for 74% of total revenue. The Company's crude salt plants began production at the end of December and therefore provided no sales contribution during the 2006 year. The Company sold 10,035 tons of bromine with an average selling price
(ASP) of $1,828 per ton.

Cost of sales for the 2006 year was $10.5 million, yielding gross profits of $7.3 million and gross margins of 41.2%. Electricity expenses were one of the largest components of costs of sales at $2.7 million. General and administrative expenses were $5.6 million, of which $5.3 million was a non-cash charge related to consulting expenses which was paid through the issuance of 4.4 million shares of common stock. The Company does not anticipate this to be a recurring cost and thus believes G&A expenses will decrease significantly during 2007.

Operating income for the year totaled $1.7 million which was impacted by the previously mentioned non-cash equity compensation charge of $5.3 million. Net income was $1.1 million with earnings per share of $.04 based on 27.0 million fully diluted shares outstanding. Excluding the aforementioned non-cash equity compensation charge, pro forma net income was $6.5 million, with $0.24 in earnings per diluted weighted average share.

Net cash provided by operating activities for 2006 totaled $3.5 million. On December 31, 2006 the company reported a cash balance of $3.7 million, a current ratio of 1.0 to 1.0 and shareholder's equity of $3.5 million.

"During 2006, we made further progress in establishing our presence as a premier bromine producer for the domestic China market while prudently managing both production and operating expenses. We increased the utilization efficiency of both raw and recyclable packaging materials while passing along the responsibility of shipping costs to our customers, two initiatives which we expect to benefit margins during 2007. In addition, we recently brought our crude salt production online and expect this to contribute to revenues during the current year," stated Mr. Ming Yang, Chairman and CEO of Gulf Resources, Inc.

Bromine is utilized as an important component to manufacture dyes, fire retardants, insect repellants, oilfield completion fluids, perfumes, pharmaceuticals, photographic and water treatment chemicals, and in the paper industry. The Company's customers typically process bromine into semi or finished products. It is estimated that the annual domestic bromine market in China is approximately $290 million in China and $1.24 billion globally.

SCHC is one of six companies in China which holds a license to produce and distribute bromine. The Company currently maintains a 50-year mineral rights and land lease covering 77,100 acres of property with proven and probable reserves of 780,000 tons of bromine. Current bromine production capacity is estimated between 8,000 to 12,000 tons annually.

"There are several large bromine reserves controlled by local producers in our immediate geographic region, many which are undercapitalized but possess the necessary licenses to produce and distribute, thus providing a substantial opportunity for consolidation. The Company's management team is currently evaluating several acquisition opportunities which we expect to pursue during this calendar year. In addition, we are evaluating the acquisition of direct customers. This vertically integrated methodology would enable us to further increase the size and scope of our Company, have more control over the supply chain, further improve our collective production capacity, leverage and cross sell to a larger base of end customers, which will lead to both economies of scale and further margin enhancement opportunities, " Mr. Ming Yang concluded.

Consistent with this strategy, the Company completed its first acquisition on February 5, 2007 through the purchase of Shouguang Yuxin Chemical Industry Company, Ltd. (SYCI) including its 14,500 square foot, ISO9001-2000 certified manufacturing facility. During 2006, SYCI produced and sold approximately 10,000 tons of chemical products utilized in oil & gas field explorations and 7,000 tons of papermaking chemical agents, which resulted in approximately $13.9 million in revenues and $2.65 million in net income. SYCI maintains Guarantee Certificate from the China Association for Quality, is accredited by the Shandong Province as a Provincial Credit Enterprises and is a Class One supplier for both China Petroleum & Chemical Corporation (SINOPC) and PetroChina Company Limited, both which are currently customers. SYCI has been engaged in research and development projects with Shandong University, Shandong Institute of Light Industry, Southeast University and other higher education institutions, with a focus on developing new chemical product and medicine intermediates.

As of March 22, 2007 Gulf Resources had approximately 48.2 million shares outstanding.

Gulf Resources, Inc.

Gulf Resources, Inc, operates through two wholly-owned subsidiaries: SCHC which is engaged in manufacturing and trading Bromine and Crude Salt in China. Bromine is used to manufacture a wide variety of bromine compounds used in industry and agriculture, and SYCI which manufactures and sells chemical products utilized in oil & gas field explorations and as papermaking chemical agents. For more information, please visit http://www.gulfresourcesco.com.

Investor Relations Contact:
Ethan Chuang (714) 858-1147
Ethan@gulfresourcesco.com

Matthew Hayden
HC International, Inc.
(858) 704-5065
matt@haydenir.com


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

Safe Harbor Statement:

Certain statements in this news release may contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, product development, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

GAAP note: This press release includes financial measures for net income (loss) and diluted earnings per share calculations which excludes certain non-cash costs not calculated in accordance with generally accepted accounting principles
(GAAP). Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance that enhances management's and investors' ability to evaluate the Company's net income and income per share and to compare it with historical net income and income per share.

The financial information stated above and in the tables below has been abstracted from the Company's Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission and should be read in conjunction with the information provided therein.

                                      # # #

                     - FINANCIAL RESULTS AND TABLES FOLLOW -


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

                GULF RESOURCES, INC. (formerly DIVERSIFAX, INC.)
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2006 AND 2005

                                                       2006             2005
                                                    -----------      -----------

                       ASSETS

CURRENT ASSETS
   Cash                                             $ 3,725,824      $ 2,409,781
   Accounts receivable                                1,187,727          325,193
   Inventories                                           53,263           89,383
   Due from related party                               540,081          503,787
   Prepaid land lease                                    11,923              496
   Income tax receivable                              1,111,154               --
                                                    -----------      -----------
                                                      6,629,972        3,328,640

PROPERTY, PLANT AND EQUIPMENT, Net                    2,673,281        2,220,319

PREPAID LAND LEASE, Net of current portion              582,231           23,808
                                                    -----------      -----------
TOTAL ASSETS                                        $ 9,885,484      $ 5,572,767
                                                    ===========      ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable and accrued expenses            $ 6,148,974      $   330,472
   Due to director                                           --           70,924
   Due to related party                                  15,384           46,322
   Taxes payable                                        177,087        1,325,863
                                                    -----------      -----------
TOTAL LIABILITIES                                     6,341,445        1,773,581
                                                    -----------      -----------
                STOCKHOLDERS' EQUITY

COMMON STOCK; $0.001 par value;
 70,000,000 shares authorized;
 27,017,322 and 26,500,000
 shares issued and outstanding                           27,017           26,500

ADDITIONAL PAID-IN CAPITAL                            1,355,413          419,900

RETAINED EARNINGS - UNAPPROPRIATED                    1,352,648        2,815,396

RETAINED EARNINGS - APPROPRIATED
   Statutory Common Reserve Fund                        447,450          331,223
   Statutory Public Welfare Fund                        223,725          165,611

CUMULATIVE TRANSLATION ADJUSTMENT                       137,786           40,556
                                                    -----------      -----------
TOTAL STOCKHOLDERS' EQUITY                            3,544,039        3,799,186
                                                    -----------      -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $ 9,885,484      $ 5,572,767
                                                    ===========      ===========


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

                GULF RESOURCES, INC. (formerly DIVERSIFAX, INC.)
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        YEAR ENDED DECEMBER 31, 2006 AND
                   THE PERIOD MAY 18, 2005 (DATE OF INCEPTION)
                            THROUGH DECEMBER 31, 2005

                                                     2006               2005
                                                  ------------      ------------

NET SALES                                         $ 17,825,097      $ 14,344,296
                                                  ------------      ------------
OPERATING EXPENSES
   Cost of net sales                                10,481,567         9,095,301
   General and administrative expenses               5,614,784           304,451
                                                  ------------      ------------
                                                    16,096,351         9,399,752
                                                  ------------      ------------
INCOME FROM OPERATIONS                               1,728,746         4,944,544

OTHER INCOME
   Interest income                                       5,990               446
                                                  ------------      ------------
INCOME BEFORE INCOME TAXES                           1,734,736         4,944,990

INCOME TAXES - current                                 572,463         1,632,760
                                                  ------------      ------------
NET INCOME                                        $  1,162,273      $  3,312,230
                                                  ============      ============
BASIC AND DILUTED EARNINGS PER SHARE                    $ 0.04      $       0.12
                                                  ============      ============
BASIC AND DILUTED WEIGHTED AVERAGE
 NUMBER OF SHARES                                  27,017,322        26,500,000
                                                  ============      ============


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